UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2006

KCS Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13781	22-2889587
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

5555 San Felipe Road, Suite 1200
Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Not Applicable
(Former name or former address, if changed since last report.)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On February 22, 2006, the Compensation Committee of the Board of Directors of KCS Energy, Inc. (“KCS”) adopted the form of performance share award agreement to be utilized under the KCS Energy, Inc. 2005 Employee and Directors Stock Plan, as amended (the “Plan”). On February 23, 2006, the named executive officers of KCS, consisting of James W. Christmas, William N. Hahne, Harry Lee Stout, Joseph T. Leary and Frederick Dwyer were each granted performance shares under the Plan. Each performance share represents a contingent right to receive one share of KCS common stock. The grantee would earn between 0% and 200% of the target amount of performance shares upon the achievement of pre-determined objectives over a performance period that begins on January 1, 2006 and ends on December 31, 2008 (the “Performance Period”). The objectives relate to KCS’ total stockholder return (as defined in the form of performance share agreement) as compared to the total stockholder return of a group of peer companies during the Performance Period. The number of performance shares earned, if any, would then be paid to the executive officer in the form of restricted KCS common stock that would vest over a one-year period from the end of the Performance Period. The target amount of performance shares is 8,258 for Mr. Christmas, 6,441 for Mr. Hahne, 4,459 for Mr. Stout, 3,922 for Mr. Leary and 2,245 for Mr. Dwyer. The form of performance share award agreement is filed as Exhibit 10.1 hereto and its terms and provisions are incorporated herein by reference.

On February 23, 2006, Messrs. Christmas, Hahne and Stout entered into amendments to their existing employment agreements with KCS and Messrs. Leary and Dwyer entered into amendments to their existing change in control agreements with KCS. The amendments to each of the agreements clarify cash and bonus payment terms in the event of a change of control of the company and provide guidelines for payments made pursuant to the agreements that may constitute nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code. Specifically, the employment agreements and change in control agreements were amended to provide that if KCS terminates the executives’ employment other than for cause, death or permanent disability or the executives terminate their employment for good reason at any time within a specified time period after a change in control, then, in addition to the benefits already payable pursuant to the employment and change in control agreements under such scenarios, KCS must pay the executives (a) the amount of any cash bonus payable but not paid as of the termination date and (b) an amount equal to the greater of (i) a pro rata amount of the executives’ targeted bonus for the year in which the termination date occurs or (ii) such bonus for such year as may be determined by the compensation committee or board of directors in their sole discretion. The amendments to the change in control agreements also provide that if prior to a change in control the compensation committee or board of directors has determined a bonus for the year immediately preceding the year in which the change in control occurs, then the executives will receive the bonus payment for that year in the amount determined. Further, if a bonus has not been awarded for the year immediately preceding the year in which the change in control occurs, then the executive will receive a bonus payment for the preceding year in an amount equal to the greater of (x) 100% of the executive’s targeted bonus payment for the year or (y) the bonus for the preceding year determined after the change in control by the compensation committee or the board of directors pursuant to the bonus plan in effect immediately prior the change in control. In addition, the amendments to the employment agreements for Messrs. Christmas and Hahne provide guidelines for the reduction of compensation payable pursuant to the agreements in the event payments or benefits provided under their agreements trigger an excise tax under Section 4999 of the Internal Revenue Code. The amendments are filed as Exhibits 10.2 through 10.6 hereto and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1 - Form of Performance Share Award Agreement under KCS Energy, Inc. 2005 Employee and Directors Stock Plan.

10.2 - Supplemental Employment Agreement between KCS Energy, Inc. and James W. Christmas.

10.3 - Supplemental Employment Agreement between KCS Energy, Inc. and William N. Hahne.

10.4 - Supplemental Employment Agreement between KCS Energy, Inc. and Harry Lee Stout.

10.5 - Amendment No. 2 to Change in Control Agreement, dated effective February 22, 2006, between KCS Energy, Inc. and Joseph T. Leary.

10.6 - Amendment No. 2 to Change in Control Agreement, dated effective February 22, 2006, between KCS Energy, Inc. and Frederick Dwyer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KCS ENERGY, INC.

Date: February 28, 2006	By:	/s/ Frederick Dwyer
	Name:	Frederick Dwyer
	Title:	Vice President, Controller and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Form of Performance Share Award Agreement under KCS Energy, Inc. 2005 Employee and Directors Stock Plan.
10.2	Supplemental Employment Agreement between KCS Energy, Inc. and James W. Christmas.
10.3	Supplemental Employment Agreement between KCS Energy, Inc. and William N. Hahne.
10.4	Supplemental Employment Agreement between KCS Energy, Inc. and Harry Lee Stout.
10.5	Amendment No. 2 to Change in Control Agreement, dated effective February 22, 2006 between KCS Energy, Inc. and Joseph T. Leary.
10.6	Amendment No. 2 to Change in Control Agreement, dated effective February 22, 2006 between KCS Energy, Inc. and Frederick Dwyer.